  As filed with the Securities and Exchange Commission on February 16, 1999.

                                             File Nos. 2-17226, 811-994

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   Form N-8A/A

                    AMENDMENT TO NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned Delaware business trust hereby notifies the Securities and Exchange Commission that it hereby adopts the notification of registration of The Burnham Fund, Inc., a Maryland corporation, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

--------------------------------------------------------------------------------

Name:     Burnham Investors Trust

Address of Principal Business Office (No. & Street, City, State,
Zip Code):

               1325 Avenue of the Americas, 26th Floor
               New York, New York 10019

Telephone Number (including area code):  (800) 874-FUND

Name and address of agent for service of process:

                                     Copy to:

     Jon M. Burnham                  Pamela J. Wilson, Esq.
     1325 Avenue of the Americas     Hale and Dorr LLP
     26th Floor                      60 State Street
     New York, New York 10019        Boston, Massachusetts 02109

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A*:


               YES [ X ]                     NO [  ]


---------------
* Registrant is also filing a post-effective amendment to the registration statement under the Securities Act of 1933 of The Burnham Fund Inc. adopting the registration statement of The Burnham Fund Inc.

                                   SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned officer of Burnham Investors Trust has caused this adoption of and amendment to the Notification of Registration of The Burnham Fund, Inc. to be duly signed on its behalf in the City and State of New York on the 16 day of February, 1999.

                                     BURNHAM INVESTORS TRUST
                                     /s/ Jon M. Burnham
                                     -----------------------------------
                                     Jon M. Burnham
                                     President and Chief Executive Officer



Attest:


/s/ Michael E. Barna
-------------------------
Michael E. Barna
Secretary